PRESS RELEASE	For Immediate Release Contact: Investor Relations Tel: 281.529.7799

GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2011
Houston, Texas, May 4, 2011 — Global Industries, Ltd. (NASDAQ: GLBL) today announced revenues of $70.0 million for the first quarter of 2011 compared to $106.8 million for the first quarter of 2010. Net loss was $33.9 million, or $0.30 per diluted share, for the first quarter of 2011 compared to net loss of $21.4 million, or $0.19 per diluted share, for the first quarter of 2010.
Project awards for the first quarter of 2011 were $147.6 million resulting in a backlog at March 31, 2011 of $248.4 million, an increase of $138.0 million from the March 31, 2010 backlog.
Commenting on the first quarter results, Chief Executive Officer John Reed stated, “Our first quarter results reflect the continued low level of project activity worldwide, as well as the seasonal downturn which is typical for this time of year. We continue to focus on pursuing new project awards and during the first quarter we were awarded the ‘Who Dat’ project from LLOG in the U.S. Gulf of Mexico. Work on that project should begin in June. During the first quarter, we began work on the second season of a PETRONAS project in Malaysia. The Global 1200 was placed in service in the first quarter and has mobilized to the UAE for its initial project in Dubai. In addition, in the first quarter we finalized the sale of the Cherokee which resulted in a $9.3 million gain.”
A conference call will be held at 9:00 a.m. Central Standard Time on May 5, 2011. Anyone wishing to listen to the conference call may dial 888-677-0183 (domestic) or 1-773-756-0451 (international) and request connection to the “Global First Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until May 26, 2011.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. is a leading offshore solutions provider of offshore construction, engineering, project management, and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on The NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, changes in competitive factors, and other factors described in the Company’s most recent annual and quarterly reports, including our Annual Report on Form 10-K. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

Set forth are our Company’s results of operations for the periods indicated.
RESULTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
Revenues	$70,017	$106,811
Cost of operations	90,822	111,060

Gross profit (loss)	(20,805)	(4,249)
Loss (gain) on asset disposal and impairments	(9,279)	574
Selling, general and administrative expenses	16,940	17,544

Operating income (loss)	(28,466)	(22,367)

Interest income	475	241
Interest expense	(2,535)	(2,903)
Other income (expense), net	806	(427)

Income (loss) before taxes	(29,720)	(25,456)
Income tax expense (benefit)	3,838	(4,098)

Net income (loss)	(33,558)	(21,358)
Less: income attributable to noncontrolling interest	368	—

Net income (loss) attributable to Global Industries	$(33,926)	$(21,358)

Earnings Per Common Share
Basic	$(0.30)	$(0.19)
Diluted	(0.30)	(0.19)
Weighted Average Common Shares Outstanding
Basic	114,167	113,366
Diluted	114,167	113,366
Other Data
Depreciation and Amortization	$10,951	$15,075
Backlog at end of period	248,433	110,398

In 2010, we began transitioning the operations of our company from a regional structure to a more centralized structure that focuses on global opportunities for our vessels. As a result, effective January 1, 2011, we have restructured our reporting segments from geographic regions to two new project segments: Construction and Installation and Other Offshore Services. This change has been reflected as a retrospective change to the financial information for the three months ended March 31, 2010 presented below. This change did not affect our consolidated results of operations or tax reporting.
Set forth are our Company’s results of operations by reportable segment for the periods indicated.
RESULTS OF OPERATIONS BY REPORTABLE SEGMENT
(In thousands)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
Total segment revenues
Construction and Installation	$54,252	$75,104
Other Offshore Services	15,765	31,707

Consolidated revenues	$70,017	$106,811

Income (loss) before taxes
Construction and Installation	$(13,716)	$(9,365)
Other Offshore Services	(9,557)	(6,719)
Corporate	(6,447)	(9,372)

Consolidated income (loss) before taxes	$(29,720)	$(25,456)

CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31	December 31
	2011	2010
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$244,653	$349,609
Restricted cash	27,906	4,297
Marketable securities	22,005	—
Accounts receivable — net of allowance of $1,205 for 2011
and $2,767 for 2010	49,499	40,693
Unbilled work on uncompleted contracts	43,025	56,152
Contract costs incurred not yet recognized	8,712	15,052
Deferred income taxes	2,873	4,610
Assets held for sale	9,500	16,719
Prepaid expenses and other	27,246	34,099

Total current assets	435,419	521,231

Property and Equipment, net	804,477	784,719

Other Assets
Accounts receivable — long-term	8,687	8,679
Deferred charges, net	22,163	20,429
Other	10,173	8,683

Total other assets	41,023	37,791

Total	$1,280,919	$1,343,741

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long term debt	$3,960	$3,960
Accounts payable	98,139	109,394
Employee-related liabilities	17,388	17,935
Income taxes payable	23,090	26,618
Accrued anticipated contract loss	4,019	5,782
Other accrued liabilities	11,491	31,721

Total current liabilities	158,087	195,410

Long-Term Debt	299,788	299,405
Deferred Income Taxes	52,773	49,995
Other Liabilities	23,306	18,242
Commitments and Contingencies	—	—

Equity
Common stock, $0.01 par value, 250,000 shares authorized, and 115,936 and 115,504 shares issued at March 31, 2011 and December 31, 2010, respectively	1,159	1,155
Additional paid-in capital	414,731	414,895
Retained earnings	338,842	372,768
Accumulated other comprehensive loss	(8,776)	(8,770)

Shareholders’ equity—Global Industries, Ltd.	745,956	780,048
Noncontrolling interest	1,009	641

Total equity	746,965	780,689

Total	$1,280,919	$1,343,741

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